Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Peter D. Morrison, Vice President of
Communications
For Immediate Release	(276) 629-6387 – Media

Bassett Furniture News Release

Bassett Announces 12% Increase in Quarterly Dividend & Increase to Share Repurchase Authorization

(Bassett, Va.) – July 15, 2021– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has increased the quarterly dividend by 12% by declaring a dividend of $0.14 per share of outstanding common stock payable on August 27, 2021 to shareholders of record at the close of business on August 13, 2021. In addition, the Board of Directors has increased the Company’s existing share repurchase authorization by approximately $16 million back to the original limit of $20 million.

Bassett Furniture Industries, Inc. also announced that wholesale orders for the fiscal month of June 2021 increased by 25% over June 2020 and 39% over June 2019 and that wholesale shipments increased 55% over June 2020 and 21% over June 2019.

“We are pleased that our Board of Directors feels that a 12% percent increase to our quarterly dividend and a $16 million increase to our share repurchase authorization reflect the strength of our recent operational results and our solid prospects for the future,” commented Rob Spilman, Chairman and CEO. “With the reopening of the country fully underway and with consumer spending moving in favor of travel, dining, and other discretionary pursuits, we do expect our incoming business to ultimately feel the effects of this shift. Nevertheless, the underlying strength of the economy and of our sales programs continued to produce vigorous sales again in June. That aside, we are committed to decrease our current order backlogs and to improve service levels as soon as possible.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 97 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

###